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                          IMCLONE SYSTEMS INCORPORATED

                (Name of Registrant as Specified In Its Charter)

                                  CARL C. ICAHN
                               ALEXANDER J. DENNER
                                PETER S. LIEBERT
                                 BARBERRY CORP.
                         HIGH RIVER LIMITED PARTNERSHIP
                                       AND
                             HOPPER INVESTMENTS LLC


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


The attached letter is being delivered to stockholders of ImClone Systems Incorporated.

                                                                       EXHIBIT 1

                                  Carl C. Icahn
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153


October 17, 2006

Dear Fellow Stockholders of ImClone Systems Incorporated:

I am soliciting your written consents: (1) to remove Vincent T. DeVita, Jr., John A. Fazio, Joseph L. Fischer and William R. Miller (the "Four Directors") from ImClone's Board; and (2) to appoint Peter S. Liebert as a director.

We believe the best path for ImClone is the removal of the four directors mentioned above. Each of these directors has been a member of the Board during the last three years, a period during which the stock price declined from a high of $86 (1) per share to its present price of $30 per share. In our opinion, the Four Directors and their colleagues on the Board seriously damaged the company in ways we will explain below. Furthermore, we believe that, if we do not remove these four directors, obtaining a new CEO of the caliber ImClone needs will be extremely difficult if not impossible because such a CEO will not wish to report to a Board some of whose members are responsible for the many failures in judgment made during the last few years.

Below, we highlight two of the many missteps of the pre-September 2006 Board of Directors.

     1.) Failing to cause ImClone to pursue an aggressive development program for Erbitux.

On February 12, 2004, Erbitux was approved by the FDA. It is inexcusable that, since that time, the Board did not insist on conducting first-line colon cancer clinical trials. In our view obtaining this first-line approval would not only have been extremely profitable to ImClone but, in addition, would have widened the gap between ImClone and its competitors such as Amgen. Additionally, positive results from such trials could potentially have helped suffering cancer patients. What is inexplicable is that more than two years have gone by since the original approval, and the company must now depend on the National Cancer Institute, which luckily chose to fund a trial in this first-line indication. We assume that they conducted this first-line trial because ImClone was not running an appropriate trial. Most importantly, any potential benefit to cancer patients was lost because the Board failed to act.

     2.)  The Board has allowed Erbitux's competitive lead to shrink.

Over the past two years, other competing drugs in the same class, called EGFR antibodies, have advanced in clinical development more rapidly than Erbitux. We blame the Board, which includes the Four Directors for failing to maintain the overwhelming lead that Erbitux once enjoyed. Although Erbitux still has a lead over its competitors, that lead has shrunk meaningfully and without our proposed changes to the Board and the hiring of the right CEO, ImClone, in our opinion, will continue to fall behind.

One of the major reasons for ImClone's problems is that in the past few years ImClone has not had a CEO with biotechnology experience. Inexplicably, the Board continues to hire CEOs failing to have this qualification. The pre-September 2006 Board has been responsible for hiring a string of CEOs who failed to act. Even more concerning, is that several weeks ago, the Board entered into a multi-million dollar contract extension with the current CEO whose previous positions were at consumer products companies and who has no research, development, or drug commercialization experience. The Board insists on making the same damaging errors and certainly has not learned from its past mistakes.

--------
(1) The stock price was over $86.00 on July 1, 2004.

It is my belief that companies function best when they are run by a competent CEO who understands the business, sets goals, and most importantly understands that he is accountable to a Board he respects. One of my affiliated companies, American Real Estate Partners LP, which trades on the New York Stock Exchange
(ACP), has a number of different businesses and it employs different CEOs for each line of business. Each is a good leader and each is held accountable for the business that he runs. As you can see from its stock price, ACP has done extremely well during the same period that Imclone's stock has hit a high of about $86 and is currently $30. If the Four Directors are removed by you and Dr. Leibert is added, the new Board will endeavor to promptly get a top CEO who will understand the business, understand the goals, and understand that he or she is accountable to the Board.

How have the Four Directors fared as a result of being at ImClone? Since July 1, 2003, Vincent DeVita has netted approximately $2.8 million from selling stock, John Fazio netted approximately $460,000 from selling stock and William Miller netted approximately $420,000 from selling stock. Also, in aggregate the directors to be removed collectively report holding more than 800,000 shares and options, which we believe, for the most part, were given to them by ImClone. In addition, Mr. Fischer, the current CEO (and a Board member since September
2003), receives cash compensation of approximately $87,000 per month in salary and bonus. The Four Directors have not exactly shared in the bad fortune of ImClone's shareholders. It is not surprising that they want to hold on to their positions as directors.

But we do agree with the directors to be removed on at least one thing. In their letter, they stated that the company has "good long-term prospects" and Erbitux "studies are on track to begin to deliver results" at the end of this year. We agree; but if they believe in the company, we wonder why (1) they have been selling stock rather than buying and (2) they have vociferously complained that we were opposed to selling the company at $36 per share. This contradictory message is just another manifestation of the confusion that emanates from this pre-September 2006 Board. This confusion must end. Remove the Four Directors who share the blame for the company's missteps and lost opportunities.

We believe in ImClone. We have been buyers, not sellers. It is time for a change. We must get a new CEO and this will not happen until the directors to be removed leave the Board. Fast action is needed. We need your help. Please sign and return the consent form as quickly as possible in order to help us get ImClone back on track without delay.

WE BELIEVE THAT YOUR VOICE IN THE FUTURE OF IMCLONE CAN BEST BE EXPRESSED THROUGH YOUR CONSENT TO THE TWO PROPOSALS OUTLINED ABOVE. WE URGE YOU TO PROTECT YOUR INVESTMENT IN IMCLONE NOW BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE CONSENT CARD TODAY.


Very truly yours,


/s/ Carl Icahn
--------------
Carl Icahn